Exhibit 99.1

PRESS RELEASE
CONTACT: Liz Shows
Odyssey Marine Exploration, Inc.
(813) 876-1776 x 2335 lshows@shipwreck.net

Odyssey Executes Mining Services Contract

With Clients of Robert Fraser & Partners

Tampa, FL – April 1, 2011 - Odyssey Marine Exploration, Inc. (NasdaqCM: OMEX), a pioneer in the field of deep-ocean exploration, has executed an agreement to provide marine services including mining exploration and drilling operations to client companies of Robert Fraser & Partners LLP (RFP) in a tenement area controlled by Dorado Ocean Resources. The drilling will be conducted on a Seafloor Massive Sulfide (SMS) deposit that was surveyed by the Odyssey and Dorado teams during the first 100 days of exploration in Dorado’s South Pacific concession areas in 2010.

Three separate areas have been identified for sample drilling in one tenement based on preliminary sample analysis. This contract is for exploration and drilling services in one of those areas. Additional contracts for the remaining two areas in the tenement are expected to be executed during the second quarter.

Odyssey is responsible for providing the research vessel, equipment, and technical crew to conduct the operation. The contract provides for preliminary cash payments totaling approximately U.S. $1.5 million to Odyssey plus additional payments based upon revenue derived from the project. After the repayment of mining costs, Odyssey will receive 50.2% of net revenue until an additional £3.7 Million (approximately U.S. $5.9 million) has been received. The additional two contracts are expected to have similar terms. Odyssey may also benefit from successful monetization of the deposits because of the company’s 41% stake in Dorado.

“We are pleased to have introduced clients who have executed the first of several planned mining exploration and drilling contracts with Odyssey and Dorado for our client companies,” commented Colin Emson of Robert Fraser & Partners. “The deep-ocean mining exploration business holds great promise and we are happy to be able to introduce our clients into this opportunity at an early stage.”

For additional information about the results of initial mineral exploration work in the Dorado controlled tenement areas of the South Pacific:

http://www.globenewswire.com/newsroom/news.html?d=208340

About Robert Fraser & Partners LLP

Robert Fraser & Partners LLP is part of the London-based Robert Fraser Asset Management Group, which has operated since its formation in 1934 in the fields of merchant banking, corporate finance and structuring, marine & property finance. The group’s core areas of expertise include private equity, project syndication, corporate finance, mergers and acquisition structure, project development, new venture and global business structuring. Robert Fraser Marine Ltd. is a part of the group which specializes in assembling projects directed at shipwreck exploration and the development of deep ocean resources.

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About Odyssey Marine Exploration, Inc.

Odyssey Marine Exploration, Inc. (NasdaqCM: OMEX) is engaged in deep-ocean exploration using innovative methods and state-of-the-art technology. The Company is a world leader in shipwreck exploration, conducting extensive search and archaeological recovery operations on deep-ocean shipwrecks around the world. Odyssey also owns approximately 41% of Dorado Ocean Resources, a company formed in 2010 to discover and commercialize high-value mineral deposits from the ocean floor, and provides proprietary deep-ocean expertise and equipment to Dorado under contract. Odyssey also provides deep-ocean contracting services to governments and companies around the world.

Odyssey discovered the Civil War-era shipwreck of the SS Republic® in 2003 and recovered over 50,000 coins and 14,000 artifacts from the site nearly 1,700 feet deep. In May 2007, Odyssey announced the historic deep-ocean treasure recovery of over 500,000 silver and gold coins, weighing 17 tons, from a Colonial era site code-named “Black Swan.” In February 2009, Odyssey announced the discovery of Balchin’s HMS Victory. Odyssey also has other shipwreck projects in various stages of development around the world.

Odyssey offers various ways to share in the excitement of deep-ocean exploration by making shipwreck treasures and artifacts available to collectors, the general public and students through its webstore, exhibits, books, television, merchandise, educational programs and virtual museum located at www.odysseysvirtualmuseum.com.

Odyssey’s shipwreck operations are the subject of a Discovery Channel television series titled “Treasure Quest,” produced by JWM Productions. The 12-episode first season aired worldwide in 2009.

Following previous successful engagements in New Orleans, Tampa, Detroit, Oklahoma City, Charlotte and Baltimore, Odyssey’s SHIPWRECK! exhibit is currently on display at G.WIZ - The Science Museum in Sarasota, Florida.

For details on Odyssey’s activities and its commitment to the preservation of maritime heritage please visit www.shipwreck.net.

About Dorado Ocean Resources

Dorado Ocean Resources is a Hong Kong company which was formed to discover and commercialize high-value mineral deposits from the ocean floor. The privately-held company combines the deep-ocean survey and exploration expertise of Odyssey Marine Exploration, the off-shore drilling and mining engineering expertise of Robert Goodden and his company Subsea Minerals, with the exclusive licenses held by Bluewater Metals and the unique skills of world renowned geologist Dr. Timothy McConachy.

Dorado controls tenements, or mineral exploration areas, covering approximately 175,000 square kilometers (about the size of the state of Florida) on the ocean floor in the South Pacific “Ring of Fire,” where new mineral deposits are being formed. Dorado is committed to socially and environmentally responsible ocean exploration and mining.

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Odyssey Marine Exploration believes the information set forth in this Press Release may include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. Certain factors that could cause results to differ materially from those projected in the forward-looking statements are set forth in “Risk Factors” in Part I, Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, which has been filed with the Securities and Exchange Commission.

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